                                                             NEWS RELEASE


Date:
         Oct. 1, 1996

Contact:
         Ben Rubendall
         815-961-7164

                                                             [AMCORE LETTERHEAD]



                 AMCORE FINANCIAL, INC. ANNOUNCES FORMATION OF

                   NATIONALLY CHARTERED INVESTMENT SUBSIDIARY

     ROCKFORD - The formation of AMCORE Investment Group N.A. was announced today by Alan Kennebeck, president and chief executive officer of the new subsidiary. The new company combines the functions AMCORE Trust Co., AMCORE Capital Management, Inc., and AMCORE Investment Services, Inc. into one organization.

     "We will still have the same people and the same commitment to providing quality customer services," said Kennebeck. "The most significant change is that we now have more flexibility in putting together the exact package of services each of our customers needs, whether it be brokerage, investment advice, estate planning or management of employee retirement plans."

     "In today's rapidly evolving financial services marketplace, the distinction between many types of investments is blurring, and customers often need a combination of services, ranging from a trust or personal portfolio with specific investment management objectives to an employee benefit plan with an array of mutual fund products.

     "Now we are able to offer one-stop shopping without having to refer our customers to a variety of different AMCORE subsidiaries in order to meet all of their needs. Our functional organization and legal restructuring supports this seamless delivery strategy.

     "That is why we have adopted the mission statement 'One company, one culture. Serving the financial needs of customers better than anyone else,'" Kennebeck said.

     The trust portion of the new company includes both personal and employee benefits accounts with more than $2.4 billion in assets under administration.

     The company also manages investments in the AMCORE Vintage mutual fund family, which includes equity funds that Nelson's Directory of Investment Fund Mangers has consistently ranked among the top 25 in the world for long-term return on its investments. It also provides a full-service stock brokerage with access to the national stock markets as well as a wide range of annuities and mutual funds.

AMCORE Announces New Subsidiary
Page 2


     AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of approximately $2.7 billion. Its holdings include 38 banking locations.

     The company also has five primary financial service subsidiaries: an investment services company, which administers the AMCORE Vintage family of mutual funds, provides trust and brokerage services; a mortgage company; a collection agency; a consumer finance company; and an insurance company. AMCORE common stock is listed on NASDAQ under the symbol "AMFI".

                                      ###

                                                           NEWS RELEASE

Date:     Oct. 16, 1996


Contact:  Ben Rubendall

          815-961-7164                                     [AMCORE LETTERHEAD]


             AMCORE REPORTS ALL-TIME RECORD $6.9 MILLION EARNINGS, UP 11.4 PERCENT TO 49 CENTS PER SHARE IN THIRD QUARTER

     ROCKFORD, IL - AMCORE Financial, Inc. posted record earnings of $6.9 million, or 49 cents per share for the quarter ended September 30, 1996, up
11.4 percent from the 1995 quarter.

     Return on equity was 13.6 percent, up from 12.6 percent, while return on assets, reflecting the impact of leveraged investment transactions, was 1.0 percent, down from 1.08 percent in the third quarter of 1995.

     "We are making rapid progress toward our intermediate goal of a 15 percent return on equity," said Robert J. Meuleman, president and chief executive officer of AMCORE Financial, Inc.

     "Key factors in our record-setting performance were a $152 million, or
12.2 percent, increase in average loans, which resulted in a $2.1 million, or
10.4 percent, rise in net interest income, and additional earnings from our more aggressive investment leveraging strategy," Meuleman said.

     "Our earnings also reflect a $2.7 million increase in non-interest income, nearly half of which relates to the sale of our merchant processing business. The net impact of the higher non-interest income was diminished by a $1.9 million rise in the provision for loan losses to keep pace with our strong loan growth and further strengthen the reserve for loan losses," Meuleman said.

     Total non-performing assets decreased $1.0 million, or 7.1 percent, from the 1995 quarter while other real estate owned declined by $2.0 million. The allowance for loan losses to ending loans was 1.05 percent, up from 1.04 percent a year ago. The loan loss reserve is now 114 percent of non-performing loans, up from 108 percent a year ago.

     Fee-based income for the quarter was $10.8 million, up 34.0 percent, excluding security gains. Trust and asset management income rose $800,000, or
30.5 percent, due primarily to strong investment performance.

     Insurance revenues nearly tripled to almost $900,000, up $560,000 over the 1995 quarter. The growth was due to a combination of increased credit life sales as well as a change in accounting practices to report insurance revenues on a gross basis prior to deductions for claims reserves and other related costs.

AMCORE Financial, Inc.
Third Quarter Earnings 1996
Page 2


     Total operating expenses rose $1.6 million, or 8.1 percent as a result of several factors including the change in insurance accounting, costs associated with increased loan growth, a one-time assessment for the SAIF insurance fund, and a loss on the sale of a bank property.

     While net interest income was up, the net interest margin fell 2 basis points to 3.68 percent from 3.70 percent in the second quarter of 1996 and was down 36 basis points from 4.04 percent in the third quarter of 1995. "The decline in the margin from year to year was due to an increase in leveraging begun in mid-1995 to make better use of capital and to improve return on equity," Meuleman said.

     The efficiency ratio, which measures operating expenses as a percentage of total revenues, fell to a record 61.0 percent, down from 66.0 percent in the third quarter of 1995 due to the strong revenue growth.

     AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of approximately $2.9 billion. Its holdings include 38 banking locations.

     The company also has five primary financial service subsidiaries: AMCORE Investment Group N.A., which includes trust services, and coordinates a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Co.; AMCORE Insurance Group, Inc., and Rockford Mercantile Agency, Inc., a bill collection agency. AMCORE common stock is listed on NASDAQ under the symbol "AMFI."

     AMCORE Financial, Inc. may be reached at: http://www.amcore.com on the Internet.

                                      ###

                             AMCORE FINANCIAL, INC.
                    CONSOLIDATED KEY FINANCIAL DATA SUMMARY



(in thousands, except share data)                           Quarter Ended Sept. 30,                Nine Months Ended Sept. 30,
                                                       -----------------------------------      ------------------------------
                                                                                 Percent                               Percent
Financial Highlights                                   1996          1995         Change        1996        1995       Change
                                                       -----         ----        ---------      ----        ----       -------
Net revenues, including security gains............      $33,306       $28,534       16.7%       $93,388     $83,743     11.5%
Operating expenses................................       21,569        19,950        8.1%        63,230      67,260     -6.0%
Net income........................................        6,906         6,240       10.7%        18,993      11,997     58.3%
Net income per share..............................         0.49          0.44       11.4%          1.34        0.85     57.6%
Cash dividends per share..........................         0.16          0.15        6.7%          0.48        0.43     11.6%
Book value per share..............................        14.59         14.14        3.2%


                                                                        Trailing Twelve Months
(in thousands, except share data)                                          Ended Sept. 30,
                                                             ---------------------------------------
                                                                                            Percent
Financial Highlights                                         1996            1995            Change
                                                             ----            ----           --------
Net revenues, including security gains............           $123,064        $111,552         10.3%
Operating expenses................................             83,410          87,516         -4.7%
Net income........................................             25,267          17,476         44.6%
Net income per share..............................               1.78            1.24         43.5%
Cash dividends per share..........................               0.63            0.58          8.6%
Book value per share..............................








                                                                                 Quarter Ended Sept. 30,
                                                                        -----------------------------------
                                                                                                    Percent
Key Financial Ratios (A)                                                1996          1995          Change
                                                                        ----          ----          -------
   Return on average assets.....................................         1.00%         1.08%           -7.3%
   Return on average equity.....................................        13.60%        12.61%            7.8%
   Net interest margin (FTE)....................................         3.68%         4.04%           -8.9%
   Average total equity to average assets.......................         7.33%         8.53%          -14.0%
   Other income/net revenues (1)................................         32.7%         28.6%           14.4%
   Efficiency Ratio (FTE).......................................         61.0%         66.0%           -7.6%


                                                                                 Nine Months Ended Sept. 30,
                                                                          ----------------------------------------
                                                                                                           Percent
Key Financial Ratios (A)                                                   1996             1995            Change
                                                                           ----             ----           -------
   Return on average assets.....................................           0.96%            0.94%            2.8%
   Return on average equity.....................................          12.35%           10.85%           13.8%
   Net interest margin (FTE)....................................           3.73%            4.16%          -10.3%
   Average total equity to average assets.......................           7.79%            8.62%           -9.7%
   Other income/net revenues (1)................................           30.1%            28.4%            6.0%
   Efficiency Ratio (FTE).......................................           63.9%            69.5%           -8.1%

(A) All 1995 ratios have been adjusted to exclude special charges recorded in the second quarter.

Income Statement

Income Statement
Interest income.................................................      $50,507       $42,432           19.0%
Interest expense................................................       28,345        22,351           26.8%
                                                                      -------       -------          ------
   Net interest income..........................................       22,162        20,081           10.4%
Provision for loan losses.......................................        2,234           320          598.1%
Other Income:
   Trust and asset management income............................        3,430         2,628           30.5%
   Service charges on deposits..................................        1,644         1,879          -12.5%
   Mortgage revenues............................................          940         1,069          -12.1%
   Insurance revenues...........................................          894           335          166.9%
   Collection fee income........................................          501           464            8.0%
   Other........................................................        3,383         1,678          101.6%
                                                                      -------       -------          ------
      Total other income........................................       10,792         8,053           34.0%
Net security gains..............................................          352           400          -12.0%
Operating expenses:
   Personnel costs..............................................       11,383        11,727           -2.9%
   Net occupancy expense........................................        1,309         1,372           -4.6%
   Equipment expense............................................        2,001         1,756           14.0%
   Professional fees............................................          555           587           -5.5%
   Amortization of intangible assets............................          500           516           -3.1%
   Insurance expense............................................          445            90          394.4%
   Other........................................................        5,376         3,902           37.8%
                                                                      -------       -------          ------
      Total operating expenses..................................       21,569        19,950            8.1%
                                                                      -------       -------          ------
Income before income taxes......................................        9,503         8,264           15.0%
Income taxes....................................................        2,597         2,024           28.3%
                                                                      -------       -------          ------
Net income......................................................      $ 6,906       $ 6,240           10.7%
                                                                      =======       =======          ======
Average shares outstanding (000)................................       14,217        14,089            0.9%
Ending shares outstanding (000).................................       14,225        14,094            0.9%

Income Statement

Income Statement
Interest income.................................................          $143,649         $121,063            18.7%
Interest expense................................................            79,365           62,176            27.6%
                                                                          --------         --------            -----
   Net interest income..........................................            64,284           58,887             9.2%
Provision for loan losses.......................................             4,090            1,920           113.0%
Other Income:
   Trust and asset management income............................            10,211            8,455            20.8%
   Service charges on deposits..................................             5,044            5,306            -4.9%
   Mortgage revenues............................................             2,641            2,632             0.3%
   Insurance revenues...........................................             1,519              667           127.7%
   Collection fee income........................................             1,647            1,386            18.8%
   Other........................................................             6,671            4,964            34.4%
                                                                          --------         --------            -----
      Total other income........................................            27,733           23,410            18.5%
Net security gains..............................................             1,371            1,446            -5.2%
Operating expenses:
   Personnel costs..............................................            35,108           35,192            -0.2%
   Net occupancy expense........................................             3,965            5,472           -27.5%
   Equipment expense............................................             5,732            6,196            -7.5%
   Professional fees............................................             1,758            2,174           -19.1%
   Amortization of intangible assets............................             1,523            3,478           -56.2%
   Insurance expense............................................               846            2,387           -64.6%
   Other........................................................            14,298           12,361            15.7%
                                                                          --------         --------            -----
      Total operating expenses..................................            63,230           67,260            -6.0%
                                                                          --------         --------            -----
Income before income taxes......................................            26,068           14,563            79.0%
Income taxes....................................................             7,075            2,566           175.7%
                                                                          --------         --------           ------
Net income......................................................          $ 18,993         $ 11,997            58.3%
                                                                          ========         ========           ======
Average shares outstanding (000)................................            14,205           14,069             1.0%
Ending shares outstanding (000).................................            14,225           14,094             0.9%

AMCORE Financial, Inc.

                                                                                          Quarter Ended Sept. 30,
(in thousands)                                                                          1996                   1995
--------------------------------------------------------------------------------  --------------------------------------------
                                                                     Ending        Average     Yield/    Average      Yield/
                                                                     Balance       Balance      Rate     Balance      Rate
--------------------------------------------------------------------------------  --------------------------------------------
Assets:
   Taxable securities...........................................    $  902,269   $  882,233    6.74%   $   585,307    6.84%
   Tax-exempt securities (FTE)..................................       271,853      267,082    8.23%       253,627    7.13%
   Other earning assets.........................................        60,701       10,244    5.31%         3,169    5.31%
   Mortgage loans held for sale.................................         9,378        8,411    7.72%        15,214    8.18%
   Loans, net of unearned income (FTE)..........................     1,435,562    1,402,874    8.65%     1,250,852    8.83%
                                                                    ----------   ---------------------------------------------
      Total Earning Assets......................................    $2,679,763   $2,570,844    8.00%   $ 2,108,169    8.19%
      Intangible assets.........................................        12,766       12,981                 15,135
      Other non-earning assets..................................       198,253      171,655                178,150
                                                                    ----------   ---------------------------------------------
      Total Assets..............................................    $2,890,782   $2,755,480            $ 2,301,454
                                                                    ----------   ---------------------------------------------
Liabilities and Stockholders' Equity:
   Interest bearing deposits....................................    $1,677,181   $1,609,397    4.61%   $ 1,574,302    4.53%
   Non-interest bearing deposits................................       260,808      237,357                248,884
                                                                    ----------   ---------------------------------------------
      Total Deposits............................................    $1,937,989   $1,846,754            $ 1,823,186
                                                                    ----------   ---------------------------------------------
   Short-term borrowings........................................       559,246      519,658    5.65%       236,580    6.48%
   Long-term borrowings.........................................       148,761      156,780    5.56%        21,994    7.27%
   Other........................................................         6,218        6,117    8.13%         4,795    7.53%
                                                                    ----------   ---------------------------------------------
      Total Interest Bearing Liabilities........................     2,391,406    2,291,952    4.92%     1,837,671    4.83%
      Other liabilities.........................................        30,980       24,183                 18,633
                                                                    ----------   ---------------------------------------------
      Total Liabilities.........................................    $2,683,194   $2,553,492            $ 2,105,188
      Stockholders' Equity......................................       207,588      201,988                196,266
                                                                    ----------   ---------------------------------------------
      Total Liabilities and
      Stockholders' Equity......................................    $2,890,782   $2,755,480            $ 2,301,454
                                                                   -----------   ---------------------------------------------


                                                                                Nine Months Ended Sept. 30,
(in thousands                                                                  1996                    1995
------------------------------------------------------------------   -------------------------------------------------
                                                                        Average    Yield/    Average        Yield/
                                                                        Balance     Rate     Balance        Rate
------------------------------------------------------------------   -------------------------------------------------
Assets:
   Taxable securities...........................................     $   836,964    6.61%     $  545,792     7.03%
   Tax-exempt securities (FTE)..................................         256,067    8.04%        252,645     7.23%
   Other earning assets.........................................          13,935    5.25%          6,330     5.79%
   Mortgage loans held for sale.................................           9,731    7.60%         10,908     8.12%
   Loans, net of unearned income (FTE)..........................       1,342,725    8.70%      1,212,098     8.78%
                                                                     -------------------------------------------------
      Total Earning Assets......................................     $ 2,459,422    7.97%    $ 2,027,773     8.20%
      Intangible assets.........................................          13,340                  16,849
      Other non-earning assets..................................         166,406                 165,980
                                                                     -------------------------------------------------
      Total Assets..............................................     $ 2,639,168             $ 2,210,602
                                                                     -------------------------------------------------
Liabilities and Stockholders' Equity:
   Interest bearing deposits....................................     $ 1,572,457    4.58%    $ 1,520,480     4.43%
   Non-interest bearing deposits................................         236,683                 238,548
                                                                     -------------------------------------------------
      Total Deposits............................................     $ 1,809,140             $ 1,759,028
                                                                     -------------------------------------------------
   Short-term borrowings........................................         442,324    5.47%        216,917     6.32%
   Long-term borrowings.........................................         152,693    6.13%         23,071     7.41%
   Other........................................................           5,946    8.27%          4,556     8.66%
                                                                     -------------------------------------------------
      Total Interest Bearing Liabilities........................       2,173,420    4.88%      1,765,024     4.71%
      Other liabilities.........................................          23,578                  16,456
                                                                     -------------------------------------------------
      Total Liabilities.........................................     $ 2,433,681             $ 2,020,028
      Stockholders' Equity......................................         205,487                 190,574
                                                                     -------------------------------------------------
      Total Liabilities and
      Stockholders' Equity......................................     $ 2,639,168             $ 2,210,602
                                                                     -------------------------------------------------




                                                                      ------------------------------------
                                                                            Quarter Ended Sept. 30,
                                                                      ------------------------------------
                                                                                                  Percent
Asset Quality (in thousands)                                           1996            1995       Change
----------------------------------------------------------------------------------------------------------
Ending allowance for loan losses................................     $15,078        $13,190         14.3%
Net charge-offs.................................................         958            770         24.4%
Net charge-offs to average loans (2)............................        0.27%          0.25%         8.0%

Non-performing assets:
   Nonaccrual...................................................     $12,804         $9,674         32.4%
   Restructured.................................................         379          2,597        -85.4%
                                                                     -----------------------------------
      Non-performing loans......................................      13,183         12,271          7.4%
   Other real estate owned (OREO)...............................         540          2,502        -78.4%
                                                                     -----------------------------------
      Total non-performing assets...............................     $13,723        $14,773         -7.1%
                                                                     ===================================


Key Asset Quality Ratios
   Allowance to ending loans....................................        1.05%          1.04%         1.0%
   Allowance to non-performing loans............................       114.4%         107.5%         6.4%
   Non-performing loans to loans................................        0.92%          0.96%        -4.3%
   Non-performing assets to loans & OREO........................        0.96%          1.16%       -17.6%


Capital Adequacy
   Total risk-based capital.....................................       12.94%         12.97%        -0.2%
   Tier 1 risk-based capital....................................       12.05%         12.11%        -0.5%
   Leverage ratio...............................................        7.37%          8.05%        -8.4%




                                                                           ------------------------------
                                                                             Nine Months Ended Sept. 30,
                                                                           ------------------------------
                                                                                                Percent
                                                                            1996       1995     Change
                                                                           ------------------------------
Ending allowance for loan losses................................
Net charge-offs.................................................           $2,073     $2,028      2.2%
Net charge-offs to average loans (2)............................             0.21%      0.22%    -4.5%



Footnotes
(1) Excluding net security gains.
(2) On an annualized basis.